Exhibit 99.1

CuraGen Contact:

Glenn Schulman, Pharm.D.

gschulman@curagen.com

1-888-GENOMICS

FOR IMMEDIATE RELEASE

CuraGen Announces Executive Management Changes

New Haven, Conn. – May 12, 2005 – CuraGen Corporation (Nasdaq: CRGN) today announced changes to its executive management team, including the management of its majority-owned subsidiary 454 Life Sciences Corporation.

In order to take full advantage of the recently announced partnership between 454 Life Sciences and Hoffmann-La Roche, Inc., CuraGen founder and Chief Executive Officer Jonathan M. Rothberg, Ph.D., has accelerated his previously announced decision to step down from active management at CuraGen. Dr. Rothberg will remain on the CuraGen Board of Directors and be Chairman of the Board of 454 Life Sciences.

Patrick J. Zenner, a CuraGen board member and former President and Chief Executive Officer of Hoffmann-La Roche, Inc. was appointed by the Board as Chairman and Chief Executive Officer of CuraGen on an interim basis, until completion of the ongoing search for a new Chief Executive Officer.

Christopher K. McLeod, CuraGen Executive Vice President, has been named President and Chief Executive Officer of 454 Life Sciences, on a full-time basis.

“With the signing of a major partnership between 454 Life Sciences and Hoffmann-La Roche, CuraGen’s Board of Directors believes that it is the appropriate time to make executive changes that best leverage the value of CuraGen’s promising therapeutic pipeline, as well as our majority ownership in 454,” said Patrick J. Zenner. “With a very capable executive team in place, I am excited to help lead CuraGen forward, on an interim basis, as we aggressively continue the search for a permanent CEO.”

“With a tremendous new partnership between 454 and Roche for worldwide promotion and distribution of our breakthrough technology, I want to focus on assisting 454 Life Sciences to become a self-sustaining and profitable company. I will stay active through participation on CuraGen’s Board of Directors and as a consultant to CuraGen, but my scientific talents and strategic vision are best suited for 454,” stated Jonathan M. Rothberg, Ph.D.

The search for a new Chief Executive Officer was initiated in April following Dr. Rothberg’s announced decision to step down as Chief Executive Officer of CuraGen.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company dedicated to improving the lives of patients by developing a pipeline of novel protein, antibody, and small molecule therapeutics in the areas of oncology, inflammatory diseases, and diabetes. CuraGen has established broad development alliances with Abgenix, TopoTarget, and Bayer, and its experienced preclinical and clinical teams are advancing the Company’s pipeline of products for unmet medical needs. CuraGen’s technology and expertise has been used in partnerships with more than a dozen leading biotechnology and pharmaceutical companies including Bayer, Biogen, Genentech, GlaxoSmithKline, Hoffmann-La Roche and Pfizer. The Company is headquartered in New Haven, CT and additional information is available at http://www.curagen.com.

About 454 Life Sciences

454 Life Sciences is commercializing novel instrumentation and services for rapidly and comprehensively conducting high-throughput nucleotide sequencing, with specific application to sequencing of whole genomes and ultra deep sequencing of target genes. The Company’s instrument systems, based on proprietary nanoscale technologies, patented light emitting sequencing chemistry, and state of the art image processing and informatics, have 100 times the throughput of existing sequencing machines. 454 is marketing its services and instruments to pharmaceutical, biotechnology, biodefense, and agriculture companies as well as to universities and government agencies. 454 Life Sciences is a majority owned subsidiary of CuraGen Corporation (NASDAQ: CRGN). Additional information is available at http://www.454.com.

Safe Harbor

This press release contains forward-looking statements, including statements relating to 454 becoming a self-sustaining and profitable company. Such statements are based on our current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. We caution investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: the success of 454’s partnership with Roche Diagnostic Group; the early stage of development of 454’s products and technologies, customer acceptance of 454’s products and technologies; 454’s ability to scale- up production of its products and technologies; disputes between Roche and 454 and between 454 and CuraGen; the success of competing products and technologies; technological uncertainty and product development risks; uncertainty of additional funding with respect to both CuraGen and 454; 454’s and CuraGen’s history of incurring losses and the uncertainty of achieving profitability; CuraGen’s stage of development as a genomics-based pharmaceutical company; government regulation; patent infringement claims against 454’s and CuraGen’s products, processes and technologies; the ability to protect 454’s and CuraGen’s patents and proprietary rights; uncertainties relating to commercialization rights; and product liability exposure. Please refer to CuraGen’s Annual Report on Form 10-K for the period ended December 31, 2004 for a complete description of these risks. 454 and CuraGen disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.